Exhibit T3E.4

LANDRY’S RESTAURANTS, INC.

OFFER FOR ALL OUTSTANDING

7.50% Senior Notes Due 2014

IN EXCHANGE FOR 9.50% Senior Notes Due 2014

and

Consent to Amendments to the Existing Indenture

TO OUR CLIENTS:

Enclosed for your consideration is an Offering Memorandum, dated September 24, 2007 (the “Offering Memorandum”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to: (a) the offer (the “Exchange Offer”) of Landry’s Restaurants, Inc. (the “Company”) to exchange its 9.50% Senior Notes Due 2014 (the “Exchange Notes”), for its outstanding 7.50% Senior Notes Due 2014 (the “Old Notes”), and (b) the Company’s solicitation of consents from holders of Old Notes to the amendments, as described in the Offering Memorandum, to the indenture, dated as of December 28, 2004, among the Company, the Subsidiary Guarantors and U.S. Bank National Association, pursuant to which the Old Notes were issued.

This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account but not registered in your name. A TENDER OF SUCH OLD NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offering Memorandum and Letter of Transmittal. Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 P.M., New York City time, on Tuesday, October 23, 2007, unless extended by the Company. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Your attention is directed to the following:

1.	The Exchange Offer is for any and all Old Notes.

2.	The Exchange Offer is subject to certain conditions set forth in the Offering Memorandum in the section entitled “The Exchange Offer”.

3.	Any transfer taxes incident to the transfer of Old Notes from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

4.	The Exchange Offer expires at 5:00 P.M., New York City time, on Tuesday, October 23, 2007, unless extended by the Company.

If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER OLD NOTES.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Landry’s Restaurants, Inc. with respect to its Old Notes.

This will instruct you to tender the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offering Memorandum and the related Letter of Transmittal.

The undersigned expressly agrees to be bound by the enclosed Letter of Transmittal and that such Letter of Transmittal may be enforced against the undersigned.

Please tender the Old Notes held by you for my account as indicated below:

7.50% Senior Notes Due 2014 $	(AggregatePrincipal Amount of Old Notes)

☐ Please do not tender any Old Notes held by you for my account.

Date:

Signature(s):

Print Name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Old Notes held by us for your account.

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